Former Senior Executive of Prestone Products Elected to Warren Board of Directors

NEW YORK--September 8, 2005-- Warren Resources, Inc. (NASDAQ:WRES) ("Warren or the "Company") today announced that Mr. Leonard A. DeCecchis, age 56, the former Executive Vice President and Chief Financial Officer of Prestone Products Corporation and a member of its board of directors, has joined Warren's Board of Directors.

Mr. DeCecchis retired from Prestone Products Corporation in June 1999 and has been an investor in real estate and numerous business ventures since that time. In 1994, Mr. DeCecchis participated in a management buyout of Prestone antifreeze and other car care products from First Brands Corporation, a NYSE company. The new Prestone management team was successful in growing sales and doubling operating income within three years. In 1997, the company was sold to Allied Signal Corporation yielding a substantial return on investment to the management investors. From 1986 to 1994, Mr. DeCecchis was Vice President and Treasurer of First Brands Corporation, which had also been a management buyout of the automotive and home products divisions of Union Carbide Corporation. Mr. DeCecchis joined Union Carbide in 1974 and held numerous positions in auditing, treasury and financial reporting. In 1971, Mr. DeCecchis began his career at Peat Marwick Mitchell & Co.

Mr. DeCecchis received a Bachelor's degree from Pace University in 1971 and a Master of Business Administration from Fordham University in 1979. He is a Certified Public Accountant in New York.

"We are honored to have Len join our Board of Directors. He brings an incredible wealth of business wisdom and financial knowledge to Warren from having helped run a major car care products company," said Norman F. Swanton, Warren's Chairman and CEO. Len clearly meets the Sarbanes-Oxley qualifications for a "financial expert" and has agreed to join Warren's Audit Committee."

About Warren Resources
Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery program in the Wilmington Unit located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., is headquartered in Casper, Wyoming.